Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Metalico, Inc. of our report dated March 16, 2009, except for the retrospective adoption of accounting guidance related to noncontrolling interests described in Note 25, as to which the date is March 16, 2010, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2010 and to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Peoria, Illinois

November 9, 2011